UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 5, 2011
ASCENT MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34176 (Commission File Number)	26-2735737 (I.R.S. Employer Identification No.)
12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (720) 875-5622
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (c) On April 5, 2011, the board of directors of Ascent Media Corporation (the “Corporation”) elected Michael R. Haislip, age 59, to serve as executive vice president of the Corporation. Mr. Haislip has served as the president and chief executive officer of Monitronics International, Inc., the Corporation’s principal operating subsidiary (“Monitronics”), since May 2005. Prior to joining Monitronics, Mr. Haislip held multiple executive positions, most in the cable industry. He served in various operations and financial management positions at Cox Communications for ten years. Other positions in his career have included president of Star Cable Associates; president of Armstrong Cable; and senior vice president, Great Lakes Division, of Charter Communications. While at Charter, Haislip had overall responsibility for 1.4 million customers in Michigan, Minnesota, and Wisconsin.
     Also on April 5, 2011, the board of directors of the Corporation elected Michael R. Meyers, age 54, to serve as senior vice president of the Corporation. Mr. Meyers is the chief financial officer of Monitronics, and has held various positions at Monitronics since July 1996. Before joining Monitronics, Mr. Meyers, a certified public accountant, had over 15 years of accounting, finance, and operations experience. He has worked with a variety of businesses, including Fortune 500, medium, and small companies, as well as working in public accounting.
     Messrs. Haislip and Meyers are eligible to participate in the Ascent Media Corporation 2008 Incentive Plan (the “Plan”) and, on March 15, 2011, the compensation committee of the board of directors granted the following restricted stock awards to each:

Name	Title	Restricted Shares
Michael R. Haislip	Executive Vice President	4,642
Michael R. Meyers	Senior Vice President	2,901
The restricted stock awards will vest quarterly over a two-year period.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 11, 2011

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary